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TO: All ForgeRockers
FROM: Fran
DATE: Dec. 23
SUBJECT: ForgeRock Receives Request for Additional Information from the Department of Justice

Hello team,

Yesterday we received a request for additional information from the U.S. Department of Justice in connection with its review of the Thoma Bravo acquisition.

We do not believe it will impact closing the deal as expected during next year.

Requests for additional information like we received yesterday can often spark speculative articles in the media. It’s important that we don’t let it become a distraction to our day-to-day lives.

We all need to remain focused on our customers and growing our business. As we’ve said - it’s business as usual at ForgeRock. We look forward to any questions during our Jump-Start-January All Hands on January 3rd.

Thank you and Happy Holidays,

Fran

Forward-Looking Statements

This communication and ForgeRock, Inc.’s (“ForgeRock”) other filings and press releases may contain forward-looking statements that involve risks and uncertainties, including statements regarding: the pending acquisition of ForgeRock (the “Transaction”), including the expected timing of the closing of the Transaction; considerations taken into account by ForgeRock’s Board of Directors in approving the Transaction; and expectations for ForgeRock following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of ForgeRock’s assumptions prove incorrect, ForgeRock’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from ForgeRock’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; and (ii) other risks and uncertainties detailed in the periodic reports that ForgeRock files with the U.S. Securities and Exchange Commission (the “SEC”), including  ForgeRock’s Annual Report on Form 10-K filed with the SEC on March 9, 2022, ForgeRock’s quarterly report on Form 10-Q filed with the SEC on November 10, 2022, and subsequent filings. All forward-looking statements in this communication are based on information available to ForgeRock as of the date of this communication, and ForgeRock does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.